RIDGEWORTH FUNDS

AMENDMENT NO. 2 TO THE DECLARATION OF TRUST

Amendment No. 2 to the Agreement and Declaration of Trust dated January 15, 1992 made at Boston, Massachusetts, as of this 17th day of July, 2014.

WITNESSETH

WHEREAS, Article IX (Miscellaneous), Section 7 (Amendments) of the Agreement and Declaration of Trust, dated January 15, 1992, (the “Agreement”) of the RidgeWorth Funds (the “Trust”) provides that the Agreement may be amended by an instrument in writing signed by the majority of the then Trustees when authorized to do so by a vote of the Shareholders holding a majority of the Shares entitled to vote.

NOW, THEREFORE, the undersigned Trustees of the Trust, hereby declare that Article IX, Section 7 of the Agreement is amended to read as follows:

“Except as specifically provided herein, the Trustees may, without shareholder vote, amend or otherwise supplement this Declaration of Trust by making an amendment, a Declaration of Trust supplemental hereto, or an amended and restated Declaration of Trust. Shareholders shall have the right to vote only (i) on any amendment or supplement having the effect of decreasing their right with regard to liability and indemnification, as set forth in Article III, Section 5 and Article VIII, respectively; (ii) on any amendment or supplement that would affect their right to vote granted in Article V, Section 1; (iii) on any amendment or supplement to this Section 7; (iv) on any amendment or supplement as may be required by law or by the Trust’s registration statement filed with the Securities and Exchange Commission; and (v) on any amendment or supplement submitted to them by the Trustees. Any vote required or permitted to be submitted to Shareholders of one or more series or classes that, as the Trustees determine, shall affect the Shareholders of one or more series or classes shall be authorized by a vote of the Shareholders of each series or class affected and no vote of shareholders of a series or class not affected shall be required. No amendment to this Declaration of Trust or repeal of any provision hereof shall limit or eliminate the benefit provided to Trustees and officers under this Declaration of Trust in connection with any act or omission that occurred prior to such amendment or repeal.”

IN WITNESS WHEREOF, each of the undersigned has hereby executed this amendment.

/s/ Tim E. Bentsen	/s/ Connie D. McDaniel
Tim E. Bentsen	Connie D. McDaniel

/s/ Jeffrey M. Biggar	/s/ Ashi S. Parikh
Jeffrey M. Biggar	Ashi S. Parikh

/s/ George C. Guynn	/s/ Warren Y. Jobe
George C. Guynn	Warren Y. Jobe

/s/ Sidney E. Harris
Sidney E. Harris